For Immediate Release

Press Contacts:
William Hoffman	Amanda George
NeoMedia Technologies, Inc.	NeoMedia Technologies
+(239) 337-3434	+(239) 337-3434
whoffman@neom.com	ageorge@neom.com

NeoMedia Appoints Frank Pazera as Chief Financial Officer

FT. MYERS, FL, October 19, 2007 -- NeoMedia Technologies (OTCBB: NEOM), announced today that it has appointed Frank Pazera, Partner with Tatum, LLC, as Chief Financial Officer. Mr. Pazera, 46, replaces Scott Womble who has served as the company’s interim Chief Financial Officer and will remain with the Company as Chief Accounting Officer.

Mr. Pazera, a partner in the Atlanta office of Tatum LLC, has held CFO positions in both publicly traded and privately held technology companies. Mr. Pazera began his career at Arthur Andersen & Co. Previously, Mr. Pazera was Interim CEO of Covista Communications, Inc. where he also previously served as CFO and Treasurer.

Mr. Pazera held Senior Financial Executive positions at Airgate PCS, Inc., Network One, MCI Telecommunications and Turner Broadcasting, among many others. Mr. Pazera holds a BBA in Accounting from the University of Wisconsin, Milwaukee and an MBA from the Goizueta Business School at Emory University, Atlanta.

" Scott has significantly contributed to the redevelopment of NeoMedia, I am confident that Frank has the expertise to help the company through our next critical stages of development and beyond,” said NeoMedia Chief Executive Officer, William J. Hoffman.

NeoMedia Technologies, Inc. (OTCBB: NEOM) is the global leader in optically initiated wireless transactions, bridging the physical and mobile world with innovative direct to web technology solutions. To provide a robust high-performance infrastructure for the processing of optical codes NeoMedia extends their offering with award winning Gavitec technology. Located in Germany, Gavitec AG-mobile digit is a leader in development and distribution of mobile scanners and software for mobile applications. In addition, Gavitec provides standardized and individual solutions for mobile marketing, couponing, ticketing and payment systems. To learn more visit www.neom.com, www.qode.com, and www.mobiledigit.de

About Tatum Founded in 1993, Tatum is the largest and fastest-growing executive services firm in the United States, helping companies of all sizes across industries to accelerate business success and create more value™ by engaging its best in class executive leadership. Based in Atlanta, Tatum's more than 700 executive partners and professionals provide strategic and operating leadership in finance and information technology across 33 offices nationwide. Tatum is distinct in its ability to immediately mobilize and integrate the right leadership to assess, forecast, plan and oversee any business scenario. For more information, please visit www.TatumLLC.com.

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. With the exception of historical information contained herein, the matters discussed in this press release involve risk and uncertainties. Actual results could differ materially from those expressed in any forward-looking statement.